Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

as of August 16, 2005

Donat A. Fournier

President

240 Cabot Street

Beverly, MA 01915

Dear Don:

Reference is made to your Employment Agreement dated July 9, 2002, as amended January 25, 2005 (the “Agreement”). This letter confirms our understanding that in consideration of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the terms of Exhibit A of the Agreement are hereby amended to delete Item 12 and replace same with new Item 12 which provides as stated below:

12. Restricted Stock Plan. The Employee shall be entitled to participate in the Company’s Restricted Stock Plan. However, the Employee is not eligible to participate in the Director’s Non-Qualified Stock Option Plan.

All other provisions of the Agreement remain in full force and effect.

Please sign below to indicate your concurrence with the foregoing.

Sincerely,

BEVERLY NATIONAL CORPORATION

	By:	/s/ Paul Germano
Paul Germano

WITNESS:		AGREED:

/s/ Elizabeth A. Thompson		/s/ Donat A. Fournier
Elizabeth A. Thompson		Donat A. Fournier

AMENDMENT TO EMPLOYMENT AGREEMENT

as of January 25, 2005

Donat Fournier, President

Beverly National Corporation

240 Cabot Street

Beverly, MA 01915

Dear Don:

Reference is made to your Employment Agreement dated July 9, 2002 between us (the “Agreement”). This letter confirms our understanding that in consideration of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the terms of Section 1 of the Agreement are hereby amended to provide as follows:

1. Term. The period of employment of the Employee under this Agreement shall be deemed to commence as of August 1, 2002 and shall continue in effect through July 31, 2008. On July 31, 2008 and on each subsequent anniversary thereof, the term of this Agreement shall automatically extend for an additional year unless, not later than the proceeding January 31st, either party notifies the other by written notice of his or its intent not to extend the same. Notwithstanding the foregoing provisions of this Section 1, his employment shall terminate in any event upon the Employee’s attainment of age sixty-six (66) or, if earlier, the normal retirement age provided in the Bank’s retirement plan, and the Employee may resign from, and terminate his employment by, the Company at any time upon ninety (90) days prior written notice to the Company.

All other provisions of the Agreement remain in full force and effect.

Please sign below to indicate your concurrence with the foregoing.

Sincerely,

BEVERLY NATIONAL CORPORATION

By:	/s/ Alice B. Griffin
Alice B. Griffin

Witness:

/s/ Paul J. Germano
Paul J. Germano

AGREED:

/s/ Donat Fournier
Donat Fournier

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into as of the 9th day of July, 2002 by and between Beverly National Corporation, a Massachusetts corporation having its principal place of business at 240 Cabot Street in Beverly, Massachusetts 01915 (“Company”), and Donat Fournier with a principal residence of 17 Homestead Road in West Simsbury, Connecticut 06092-2227 (the “Employee”).

WITNESSETH THAT:

WHEREAS the Company wishes to employ the Employee as its President and as the President of The Beverly National Bank, a wholly-owned subsidiary of the Company (the “Bank”); and

WHEREAS the Employee desires to be so employed.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. The period of employment of the Employee under this Agreement shall be deemed to commence as of August 1, 2002 and shall continue in effect through July 31, 2005. On July 31, 2005 and on each subsequent anniversary thereof, the term of this Agreement shall automatically extend for an additional year unless, not later than the proceeding January 31st either party notifies the other by written notice of his or its intent not to extend the same. Notwithstanding the foregoing provisions of this Section 1, his employment shall terminate in any event upon the Employee’s attainment of age sixty-six (66) or, if earlier, the normal retirement age provided in the Bank’s retirement plan, and the Employee may resign from, and terminate his employment by, the Company at any time upon ninety (90) days prior written notice to the Company.

2. Capacity.

(a) At all times during the term hereof, the Company shall employ the Employee as its President and Chief Executive Officer. In such capacity, the Employee shall be assigned only such duties and tasks as are appropriate for a person in the position of President and Chief Executive Officer, and he shall be subject to the supervision of the Board of Directors of the Company. The Company shall employee the Employee on full-time basis, and (subject to the last sentence of this paragraph) the Employee shall devote his full time and professional efforts to the performance of his duties as President of the Company and any office he may hold in each of its subsidiaries. It is the intention of the Company and the Employee that the Employee shall have full discretionary authority to control the day-to-day operations of the Company and each subsidiary of the Company and to incur such obligations on behalf of such entities as may be required in the ordinary course of their business. The Company encourages participation by the Employee on community boards and committees and in activities generally considered to be in the public interest, but the Company shall have the right to approve the Employee’s participation on such other boards and committees as may conflict with the Company’s own business or demands upon the Employee’s time.

(b) During the period of his employment by the Company the Employee agrees to serve as President and Chief Executive officer of the Bank without additional compensation, except for reimbursement for all reasonable out-of-pocket expenses. In the event that during the term of his employment the Employee is terminated as President and Chief Executive Officer of the Bank involuntarily without Cause, as hereinafter defined (except that for such purpose such definition shall refer to the Bank rather than the Company), the Employee shall have the right to resign as President of the Company for Good Reason, in which case he shall be entitled to the benefits set forth in Section 8(d).

(c) The Company represents that Employee has been duly elected a director of the Company and of the Bank effective August 1, 2002.

(d) The Company agrees to propose to its shareholders at each Annual Meeting of Shareholders during the term hereof for which he is otherwise eligible, the reelection of the Employee as a Director of the Company, to vote for the reelection of the Employee as a Director of the Bank and to cause Employee to be employed as the President and Chief Executive officer of the Company and the Bank.

3. Compensation and Benefits.

(a) Base Compensation. The Company shall pay to the Employee in equal monthly installments a base annual salary in the amount of Two Hundred Thousand Dollars $200,000.00) Dollars. The base annual salary of the Employee shall be adjusted upward from time to time in the sole discretion of the Company, in which case such increased amount shall thereafter constitute the Employee’s base annual salary. It is the intention of the Company to compensate the Employee at a level at least comparable to the compensation of persons employed in the position of President and Chief Executive Officer of companies engaged in New England in activities substantially similar to those of the Company and having approximately the same combined gross assets as the Company and its subsidiaries.

(b) Benefits. At all times during the term of this Agreement, the Company shall provide or cause to be provided to the Employee the benefits set forth on Exhibit A to this Agreement, together with such other benefits as may from time to time be provided generally for executive officers of the Company or the Bank. The Employee shall maintain adequate records of all reimbursable expenses necessary to satisfy reporting requirements of the Internal Revenue Code and applicable Treasury regulations.

4. Non-Competition. At all times during which the Employee is employed by the Company under this Agreement and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, as an employee of any person or entity (whether or not engaged in business for profit), individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity whatever (otherwise than as holder of less than ten (10)

percent of any securities publicly traded in the market) compete within (i) the City of Beverly, Massachusetts, or the Towns of Hamilton or Manchester, Massachusetts, or (ii) municipalities contiguous to the City of Beverly, Massachusetts, the Town of Hamilton, Massachusetts, or the Town of Manchester, Massachusetts or (iii) any other Cities or Towns in which the Bank may locate during the term of this Agreement, with the business of the Company or any of its subsidiaries, as such businesses are constituted at any time during the term of this Agreement. For purposes of this Section 4, the Employee’s ownership of or employment by an institution doing business in Beverly, Massachusetts, Hamilton, Massachusetts, Manchester, Massachusetts, in municipalities contiguous to Beverly, Hamilton or Manchester, Massachusetts or in such other Cities or Towns, but having its principal place of business elsewhere, shall not constitute competition hereunder so long as the Employee does not solicit business in Beverly, Hamilton, or Manchester, in such contiguous municipalities, or in such other Cities or Towns, as the case may be.

5. No Solicitation of Employees. At all times during which the Employee is employed under this Agreement and for a period of one (1) year thereafter, the Employee shall not, directly or indirectly, employ, attempt to employ, recruit or otherwise solicit, induce or influence to leave his employment any employee of the Company or its subsidiaries. This Section shall not apply to solicitation by a future employer of Employee who takes such actions without the assistance or consent of the Employee.

6. No Disclosure of Information. The Employee shall not at any time divulge, use, furnish, disclose or make accessible to anyone other than the Company or any of its subsidiaries any knowledge of information with respect to confidential or secret data, procedures or techniques of the Company or any of its subsidiaries, provided, however, that nothing in this Section 6 shall prevent the disclosure by the Employee of any such information which at any time comes in to the public domain other than as a result of the violation of the terms of this Section 6 by the Employee or which is otherwise lawfully acquired by the Employee.

7. Termination of Employment. The employment of the Employee shall terminate on the earliest to occur of the following dates:

(a) The expiration of the term hereof as provided in Section 1 hereof or as from time to time extended;

(b) The Employee’s resignation from the Company or the death or disability of the Employee;

(c) Upon the election of the Company, for Cause, as hereinafter defined, after ten (10) business days’ prior written notice to the Employee and by an affirmative vote of not less than three fourths (3/4) of the entire Board of the Company at a meeting held for such purpose at which the Employee shall be granted an opportunity to be heard, for Cause, as hereinafter defined. For purposes of this Agreement, the Company shall be deemed to have “Cause” to terminate the employment of the Employee under this Agreement only if:

(i)	The Employee is convicted by a court of competent jurisdiction of any criminal offense involving dishonesty or breach of trust;

(ii)	The Employee shall commit an act of fraud materially evidencing bad faith toward the Company or any of its subsidiaries;

(iii)	The Employee fails (after demand and an opportunity to correct as set forth below) to substantially perform the duties reasonably assigned to him by the Board of Directors of the Company which are normal and customary for an Employee in a similar position in a substantially similar company in Massachusetts (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness). The Board shall first make a written demand for substantial performance to Employee by the Board of Directors of the Company. Such demand shall specifically identify the objective and reasonable standards which such board believes that Employee has not substantially performed such duties. Such demand shall also specify a reasonable time for Employee to demonstrate objectively to the Board of Directors of the Company that he has substantially performed the duties reasonably assigned to him.

(d) At the election of the Employee, for Good Reason, as hereinafter defined, after ten (10) business days written notice of the basis thereof to the Company if during such period the Company shall not cure the basis thereof. For the purpose of this Agreement, the Employee shall be deemed to have “Good Reason” to terminate his employment only if the Company is in material breach of this Agreement or any other written agreement the Company may have with the Employee, or if the Employee resigns as President of the Company as provided in Subsection 2b hereof.

(e) Upon the election of the Company, without Cause (as hereinabove defined), after ten (10) business days prior written notice to the Employee and by the affirmative vote of not less than a majority of the entire Board of the Company at a meeting held for such purposes at which the Employee shall be granted an opportunity to be heard, for any reason other than Cause.

8. Payments Upon Termination of Employment.

(a) Payments Upon Death. If at any time while he is employed hereunder the Employee shall die, in addition to all other benefits to which he or his personal representatives may be entitled, the Company shall pay to his designated beneficiary or, if no such beneficiary exists, to his estate, for a period of three (3) months following the Employee’s death, such amounts of base annual salary as the Employee would have been entitled to receive during said period (and at the times he would have been entitled to receive them) had he remained alive.

(b) Payments Upon Disability. If at any time during the term of this Agreement, in the opinion of a physician mutually agreeable to the Company and the Employee, the Employee shall be determined to be unable to render services hereunder due to physical or mental illness or accident, in addition to all other benefits to which he or his personal representatives may be entitled, the Employee shall be entitled to receive all benefits payable to him under the Bank’s long-term disability income plan. Notwithstanding the above, the Employee will be deemed to be disabled if he has been unable for one hundred eighty (180) consecutive days to render services required to be rendered by him during the term hereof.

(c) Payments upon Expiration of Term Without Renewal. In the event that employment pursuant to this Agreement shall expire without renewal, the Employee shall be entitled to receive compensation through the date of expiration and shall be entitled to purchase at Bank’s book value any Bank-owned automobile then being used by him.

(d) Payments Upon Termination Without Cause or for Good Reason. If at any time during the term of this Agreement (as provided in Section 1 hereof) the employment of the Employee is terminated (i) voluntarily for Good Reason or (ii) involuntarily for any reason except for termination for Cause under Section 7c, as heretofore defined, then in such case:

(i)	Within five days after such termination, the Company shall pay to the Employee (or to his personal representative in case of death), the sum of all accrued and unpaid compensation through the date of such termination, plus a lump sum amount equal to twelve months’ base annual salary as in effect as of the date of such termination.

(ii)	The Company shall maintain or cause to be maintained in effect for the Employee for a period of twelve months following such termination, at the Company’s sole expense, all group insurance (including life, health, accident and disability insurance) and all other employee benefit plans, programs or arrangements (other than the Bank’s retirement plan, the Bank’s profit-sharing plan, and the Company’s employee stock ownership plan), in which the Employee was participating at any time during the twelve (12) months preceding such termination.

(iii)	The Employee shall be entitled to purchase at Bank’s book value any Bank-owned automobile then being used by him.

(iv)	The Employee shall not be required to mitigate the amount of any payment provided for in this Section 8(d) by seeking employment or otherwise.

In the event that the Employee’s participation in any of the foregoing plans, programs or arrangements (including those contemplated by Subsection (d) hereof) is barred by law or otherwise, or in the event that any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced during such period, the Company shall provide the Employee with benefits substantially similar to those to which the Employee was entitled immediately prior to the date of his termination of employment. Upon expiration of the period of coverage provided hereunder, the Employee shall be provided with the opportunity to have assigned to him at no cost and with no appointment of prepaid premiums any assignable insurance owned by the Company or any of its subsidiaries and relating specifically to the Employee.

9. Payments upon Termination for Cause. If at any time during the term of this Agreement, Employee is terminated for Cause pursuant to Section 7(c) hereof, the Company shall pay Employee, to the extent it has not been previously paid, an amount equal to Employee’s full base salary through the date of Employee’s termination of employment at the rate in effect at that time and the Company shall have no further obligation to Employee under this Agreement.

10. Notices. Notices under this Agreement shall be in writing and shall be mailed by registered or certified mail, effective upon receipt, addressed as follows:

(a) To the Company: Beverly National Corporation

240 Cabot Street

Beverly, Massachusetts 01915

Attention: Treasurer

(b) To the Employee: Mr. Donat Fournier

17 Homestead Road

West Simsbury, CT 06092-2227

Either party may by notice in writing change the address to which notices to it or him are to be addressed hereunder.

10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Notwithstanding the pendency of any such dispute or controversy, the Company will pay the Employee promptly an amount equal to his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and shall provide or cause to be provided to the Employee all compensation, benefits and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 10 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of his right to be paid as specified in this Section 10.

11. Miscellaneous.

(a) Indemnification. During the period of his employment hereunder, the Company agrees to indemnify the Employee in his capacity as a director and officer of the Bank, the Company, and, each subsidiary of either, all to the maximum extent permitted under the laws of the Commonwealth of Massachusetts and applicable banking rules and regulations. The provisions of the Section 11(a) shall survive expiration or termination of this Agreement for any reason whatsoever.

(b) Legal Fees. The Company shall pay to the Employee all reasonable legal fees and expenses incurred by him in contesting or disputing any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement, provided that the final resolution of such matter principally is in Employee’s favor.

(c) Entire Agreement. This Agreement constitutes the entire Agreement between the parties and may not be changed except by a writing duly executed and delivered by the Company and the Employee in the same manner as the Agreement.

(d) Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts. Employee agrees that it supersedes in all respects any prior agreement between the Company or the Bank and the Employee.

(e) Binding Effect; Non-Assignability. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Employee during his lifetime. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f) Time is of the Essence. It is expressly understood by the Obligors that time is of the essence in performance of all terms and conditions of this Agreement.

(g) Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties hereto, each of which shall constitute one and the same instrument.

(h) Captions. The caption of the sections of this Agreement are for the purpose of convenience only and are not intended to be a part of this Agreement and shall not be deemed to modify, explain, enlarge or restate any of the provisions in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the within instrument as a sealed document as of the date first above written.

ATTEST	BEVERLY NATIONAL CORPORATION

/s/ Paul Germano	By:	/s/ Alice B. Griffin
Its Duly Authorized Representative

/s/ Donat Fournier
Donat Fournier, Individually

EXHIBIT A

TO

EMPLOYMENT AGREEMENT

BY AND BETWEEN

BEVERLY NATIONAL CORPORATION

AND

DONAT FOURNIER

DATED: July 9, 2002

1.	Automobile - The Employee shall be entitled to the exclusive use of an automobile the value of which shall not be unreasonable in view of the Employee’s position consistent with Company policy. The automobile may be replaced every three (3) years or seventy thousand (70,000) miles, whichever occurs first.

2.	Vacation - The Employee shall be entitled to five (5) weeks paid vacation in each calendar year during the term of the Agreement. A vacation period should not be for more than four weeks or less than two weeks. The Employee shall also be entitled to all paid holidays recognized by the Bank.

3.	Club Memberships - Upon concurrence of the Board of Directors of the Company the Employee shall be entitled to reimbursement for club membership fees and dues at a local country club of his choice and consistent with Internal Revenue Service Regulations, such other club membership fees and dues as shall be determined to be in the best interests of the Company.

4.	Conventions, Seminars and Travel - The Employee shall be entitled at no expense to the Employee to attend conventions and seminars consistent with the business of the Company and the Bank and his position therewith.

5.	General Reimbursement - The Employee shall be entitled to reimbursement for any and all expenses incurred by him reasonably related to and incurred on account of advancement of the interests of the Bank.

6.	Pension Plan - The Employee shall be entitled to participate in the Bank’s retirement plan as amended from time to time.

7.	401(k) Profit Sharing Plan - The Employee shall be entitled to participate in the Bank’s 401(k) profit sharing plan as amended from time to time.

8.	Incentive Stock Option Plan - The Employee shall be entitled to participate in the Company’s incentive stock options plans in effect from time to time.

9.	Directors’ Plan - The Employee shall be entitled to participate in the Company’s Directors’ Plans in effect from time to time. The Employee shall not be entitled to receive fees for attendance at meetings of the Board or of any committees thereof.

10.	Employee Stock Ownership Plan - The Employee shall be entitled to participate in the Company’s employee stock ownership plan in effect from time to time.

11.	Insurance - The Employee shall be entitled to participate in all insurance programs and benefits as outlined and subject to the limitations contained in the Summary of Employee Benefits maintained by the Company or the Bank including life, health, accident and disability. The Company shall reimburse Employee for his COBRA health insurance cost prior to Employee’s eligibility under the Company’s health insurance plan. The Company shall provide Employee with key man life insurance in such amounts as shall be mutually agreed upon.

12.	Moving expenses to cover the cost of the amount of all household goods and furnishings from West Simsbury, Connecticut to a community within the Company’s present service area and for reasonable temporary lodging expenses, which in the aggregate shall not exceed $15,000.

13.	Bank’s Incentive Plan - The Employee will be entitled to participate in the Bank’s incentive plan in effect from time to time. Targets are determined annually at budget time. Awards for President/CEO range from 0% to 40% of cash compensation of President/CEO. For employment through December 31, 2002, Employee shall receive a bonus of $35,000, payable not later than March 31, 2003.

14.	Signing Bonus of Treasury Stock - The Company shall award Employee, as bonuses, 500 shares of Company’s common stock on each of August 1, 2003, August 1, 2004, August 1, 2005, August 1, 2006 and August 1, 2007, provided that Employee’s employment with the Company (or any successor) has not been previously terminated as a result of resignation, death, disability or for Cause. A Certificate shall be issued as soon as practical after each such award and such compensation shall be included in Employee’s W-2 compensation.

15.	Supplemental Executive Retirement Plan - The plan will be set forth in a separate agreement to be agreed by Company and Employee, based upon Employee’s existing plans and Company contributions in the future.

16.	Change in Control Protection - The protection is set forth in the separate agreement dated as of the date hereof.